Filed Pursuant to Rule 433

Registration No. 333-223208

August 17, 2020

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018, and

ETF Underlying Supplement dated February 26, 2018)

Linked to the Least Performing of the Technology Select Sector SPDR® Fund, the Consumer Staples Select Sector SPDR® Fund and the Health Care Select Sector SPDR® Fund

►	Quarterly Contingent Coupon payments at a rate of 1.25% (equivalent to 5.00% per annum), payable if the Official Closing Price of each Underlying on the applicable Observation Date is greater than or equal to 65.00% of its Initial Value

►	Callable quarterly at the principal amount plus the applicable Contingent Coupon on any Call Observation Date on or after August 23, 2021 if the Official Closing Price of each Underlying is at or above its Call Threshold

►	If the Notes are not called and the Least Performing Underlying declines by more than 35.00% but less than 41.00%, you will receive your principal amount (a zero return)

►	If the Notes are not called and the Least Performing Underlying declines by more than 41.00%, there is full exposure to declines in the Least Performing Underlying, and you will lose all or a portion of your principal amount.

►	Approximate 5 year term if not called prior to maturity

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Contingent Income Barrier Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-23 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-10 of this document, page S-1 of the accompanying prospectus supplement, and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $910.00 and $960.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-6 and “Risk Factors” beginning on page FWP-10 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000.00
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.50% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-23 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Term	Approximate 5 year term if not called prior to maturity.
Reference Asset	The Technology Select Sector SPDR® Fund (Ticker: XLK), the Consumer Staples Select Sector SPDR® Fund (Ticker: “XLP”) and the Health Care Select Sector SPDR® Fund (Ticker: “XLV”) (each an “Underlying” and together the “Underlyings”)
Call Feature	The Notes will be automatically called if the Official Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date on or after August 23, 2021.
In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Contingent Coupon payable on the corresponding Call Payment Date(2)
Call Threshold	With respect to each Underlying, 100.00% of its Initial Value
Contingent Coupon Rate	1.25% per quarter (equivalent to at least 5.00% per annum)
Contingent Coupon

If the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on an Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Price of any Underlying is less than its Coupon Trigger on an Observation Date: the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date(2).

Coupon Trigger	With respect to each Underlying, 65.00% of its Initial Value
Barrier Value	With respect to each Underlying, 59.00% of its Initial Value
Payment at Maturity per Note

Unless the Notes are called prior to maturity, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -35.00%:

$1,000 + final Contingent Coupon

■ If the Reference Return of the Least Performing Underlying is less than -35.00% but greater than or equal to
-41.00%:

$1,000 (a zero return)

■ If the Reference Return of the Least Performing Underlying is less than -41.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).
 If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon and will lose up to 100% of the Principal Amount at maturity.

Reference Return	With respect to each Underlying, Final Value – Initial Value Initial Value
Least Performing Underlying	The Underlying with the lowest Reference Return
Trade Date	August 21, 2020
Pricing Date	August 21, 2020
Original Issue Date	August 26, 2020
Final Valuation Date(3)	August 21, 2025
Maturity Date(3)	August 26, 2025
CUSIP/ISIN	40438CTT8 / US40438CTT89

The Notes

The Notes may be suitable for investors who believe that the value of the Underlyings will not decrease significantly over the term of the Notes. Unless the Notes are called prior to maturity, so long as the Official Closing Price of each Underlying on an Observation Date is greater than or equal to its Coupon Trigger, you will receive the quarterly Contingent Coupon on the applicable Coupon Payment Date.

If the Official Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date beginning on August 23, 2021, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.

If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying is greater than or equal to its Coupon Trigger, you will receive a Payment at Maturity equal to 100% of the Principal Amount plus the final Contingent Coupon.

If the Notes are not called prior to maturity and the Final Value of each Underlying is less than its Coupon Trigger but greater than or equal to its Barrier Value, you will receive a Payment at Maturity equal to 100% of the Principal Amount.

If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon and you will lose 1% of your principal for every 1% decline of that Least Performing Underlying from its Initial Value. In that case, you will lose up to 100% of the Principal Amount at maturity. Even with any Contingent Coupons paid prior to maturity, your return on the Notes may be negative.

(1) As more fully described on page FWP-4.

(2) See page FWP-5 for Observation Dates, Coupon Payment Dates, Call Observation Dates and Call Payment Dates.

(3) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying ETF Underlying Supplement

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been called, whether the Official Closing Price of each Underlying on an Observation Date is greater than or equal to its Coupon Trigger, and whether the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value. If your Notes are not called, you will lose some or all of your Principal Amount at maturity if the Final Value of the Least Performing Underlying is less than its Barrier Value. Even with any Contingent Coupons you received prior to maturity, your return on the Notes may be negative.

Information about the Reference Asset

The XLK seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Technology Select Sector Index. The Technology Select Sector Index measures the performance of the technology sector of the U.S. equity market. The Technology Select Sector Index is composed of companies whose primary line of business is directly associated with the technology sector.
The XLP seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Consumer Staples Select Sector Index. The XLP measures the performance of the consumer staples sector of the U.S. equity market. The XLP is composed of equity securities of companies in the food and staples, beverage, food product, tobacco, household product and personal product industries.
The XLV seeks to provide investment results that correspond generally to the price and yield performance, before expenses, of the S&P® Health Care Select Sector Index. The S&P® Health Care Select Sector Index measures the performance of the health care sector of the S&P 500® Index. The S&P® Health Care Select Sector Index includes companies from the following industries: pharmaceuticals, health care equipment and supplies, health care providers and services, biotechnology, life sciences tools and services, and health care technology.

The graphs above illustrate the performance of the Underlyings from August 14, 2010 through August 14, 2020. The closing values underlying the graphs above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset please see “Description of the Reference Asset” beginning on page FWP-18 of this document. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc. Autocallable Contingent Income Barrier Notes

This document relates to a single offering of Autocallable Contingent Income Barrier Notes. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The Technology Select Sector SPDR® Fund (Ticker: XLK), the Consumer Staples Select Sector SPDR® Fund (Ticker: XLP) and the Health Care Select Sector SPDR® Fund (Ticker: XLV) (each an “Underlying” and together the “Underlyings”)
Trade Date:	August 21, 2020
Pricing Date:	August 21, 2020
Original Issue Date:	August 26, 2020
Final Valuation Date:	August 21, 2025, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying ETF Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be August 26, 2025. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Call Feature:	If the Official Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.
Call Threshold:	With respect to each Underlying, 100.00% of its Initial Value
Payment at Maturity:	Unless the Notes are called prior to maturity, on the Maturity Date, for each $1,000 Principal Amount, we will pay you the Final Settlement Value.
Final Settlement Value:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -35.00%:

$1,000 + final Contingent Coupon.

■ If the Reference Return of the Least Performing Underlying is less than -35.00% but greater than or equal to -41.00%:

$1,000 (a zero return)

■ If the Reference Return of the Least Performing Underlying is less than -41.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes may be negative in this case.

Least Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value

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Observation Dates and Coupon Payment Dates:	Observation Dates		Coupon Payment Dates
	November 23, 2020		November 27, 2020
	February 23, 2021		February 26, 2021
	May 21, 2021		May 26, 2021
	August 23, 2021	*	August 26, 2021	**
	November 22, 2021	*	November 26, 2021	**
	February 23, 2022	*	February 28, 2022	**
	May 23, 2022	*	May 26, 2022	**
	August 23, 2022	*	August 26, 2022	**
	November 22, 2022	*	November 28, 2022	**
	February 22, 2023	*	February 27, 2023	**
	May 23, 2023	*	May 26, 2023	**
	August 23, 2023	*	August 28, 2023	**
	November 21, 2023	*	November 27, 2023	**
	February 21, 2024	*	February 26, 2024	**
	May 22, 2024	*	May 28, 2024	**
	August 21, 2024	*	August 26, 2024	**
	November 21, 2024	*	November 26, 2024	**
	February 21, 2025	*	February 26, 2025	**
	May 21, 2025	*	May 27, 2025	**
	August 21, 2025 (the Final Valuation Date)	*	August 26, 2025 (the Maturity Date)	**

*These Observation Dates are also Call Observation Dates

**These Coupon Payment Dates are also Call Payment Dates

Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.

Call Observation Dates:	The applicable Observation Dates on or after August 23, 2021, as indicated above.
Call Payment Dates:	The applicable Coupon Payment Dates on or after August 26, 2021, as indicated above.
Contingent Coupon:

If the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on an Observation Date, you will receive the Contingent Coupon of $12.50 per $1,000 Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Price of any Underlying is less than its Coupon Trigger on an Observation Date, the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon payments over the term of the Notes.

Contingent Coupon Rate:	1.25% per quarter (equivalent to 5.00% per annum)
Initial Value:	With respect to each Underlying, its Official Closing Price on the Pricing Date.
Final Value:	With respect to each Underlying, its Official Closing Price on the Final Valuation Date.
Coupon Trigger:	With respect to each Underlying, 65.00% of its Initial Value.
Barrier Value:	With respect to each Underlying, 59.00% of its Initial Value.

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CUSIP/ISIN:	40438CTT8 / US40438CTT89
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any Underlying or any security included in any Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the ETF Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-10 of this document, page S-1 of the prospectus supplement, and page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010788/tv486720_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

If the Official Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.

Contingent Coupon

We will pay a quarterly Contingent Coupon payment on a Coupon Payment Date if the Official Closing Price of each Underlying on the applicable Observation Date is greater than or equal to its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-14 in the accompanying prospectus supplement. The Contingent Coupon Rate will be 5.00% per annum (or $12.50 per $1,000 Principal Amount per quarter, if payable).

Payment at Maturity

Unless the Notes are called prior to maturity, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -35.00%:

$1,000 + final Contingent Coupon

■ If the Reference Return of the Least Performing Underlying is less than -35.00% but greater than or equal to -41.00%:

$1,000 (a zero return)

■ If the Reference Return of the Least Performing Underlying is less than -41.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon, and will lose up to 100% of the Principal Amount. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

Select Sector SPDR Trust is the reference sponsor of the XLK, XLP and XLV.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Price of each Underlying will be at or above its Coupon Trigger on most or all of the Observation Dates, and the Final Value of the Least Performing Underlying will be at or above its Barrier Value.

▶	You seek a quarterly Contingent Coupon, based on the performance of the Underlyings, that will be paid at the Contingent Coupon Rate of 5.00% per annum if the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on the applicable Observation Date.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -41.00%.

▶	You are willing to lose up to 100% of the Principal Amount.

▶	You are willing to hold the Notes which will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is at or above its Call Threshold, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the stocks included in the Underlyings.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Price of at least one Underlying will be below its Coupon Trigger on most or all of the Observation Dates, including the Final Valuation Date, and the Final Value of the Least Performing Underlying will be below its Barrier Value.

▶	You believe that the Contingent Coupon, if any, will not provide you with your desired return.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

▶	You seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -41.00%.

▶	You seek an investment that provides full return of principal at maturity.

▶	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is at or above its Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the stocks included in the Underlyings.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document, and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“— General Risks Related to the Index Funds” in the ETF Underlying Supplement

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying is less than its Barrier Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return of the Least Performing Underlying is less than 0.00%. You may lose up to 100% of your investment at maturity. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of any Underlying on an Observation Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Observation Date. If on each of the Observation Dates, the Official Closing Price of any Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the Principal Amount plus the Contingent Coupons, if any, regardless of any appreciation in the value of any Underlying.

For each $1,000 Principal Amount, you will receive $1,000 at maturity plus the final Contingent Coupon if the Final Value of the Least Performing Underlying is equal to or greater than its Coupon Trigger, regardless of any appreciation in the value of any Underlying, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Underlyings during the term of the Notes.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the value of each Underlying. For example, in the case of notes linked to a basket, the return would depend on the aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of receiving no Contingent Coupons and sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will not receive any Contingent Coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With multiple Underlyings, it is more likely that one of the Underlyings will close below its respective Coupon Trigger on any Observation Date (including the Final Valuation Date) and below its respective Barrier Value on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will not receive any Contingent Coupons, and that you will suffer a significant

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loss on your investment. In addition, because each Underlying must close above its Call Threshold on a Call Observation Date in order for the Notes to be called prior to maturity, the Notes are less likely to be called than if the Notes were linked to just one Underlying.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Notes may be called prior to the Maturity Date.

If the Notes are called early, the holding period over which you may receive coupon payments could be as little as approximately 12 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying.

If the Notes are not called prior to maturity, your return will be based on the Reference Return of the Least Performing Underlying without regard to the performance of any other Underlying. As a result, you could lose all or some of your initial investment if the Final Value of the Least Performing Underlying is less than its Barrier Value, even if there is an increase in the value of any other Underlying. This could be the case even if any other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

Higher Contingent Coupon Rates or lower Barrier Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Pricing Date, the higher the expectation as of the Pricing Date that the value of that Underlying could close below its Coupon Trigger on an Observation Date or its Barrier Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Contingent Coupons or loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value, a lower Coupon Trigger or a higher Contingent Coupon Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The value of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity not receive any Contingent Coupons.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated

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Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The amount payable on the Notes is not linked to the values of the Underlyings at any time other than the Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Prices of the Underlyings on the Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of each Underlying is greater than or equal to its Coupon Trigger during the term of the Notes other than on an Observation Date but then decreases on an Observation Date to a value that is less than its Coupon Trigger, the Contingent Coupon will not be payable for the relevant quarterly period. Similarly, if the Notes are not called, even if the value of the Least Performing Underlying is greater than or equal to its Barrier Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than its Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Least Performing Underlying prior to such decrease. Although the actual values of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective values on the Observation Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Official Closing Prices of the Underlyings on the applicable Observation Dates.

Changes that affect an Underlying may affect the value of that Underlying and the market value of the Notes and the amount you will receive on the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of an Underlying, concerning additions, deletions and substitutions of the stocks included in that Underlying and the manner in which the reference sponsor takes account of certain changes affecting those stocks may affect the value of that Underlying. The policies of the reference sponsor could also affect the value of that Underlying. The reference sponsor may discontinue or suspend calculation or dissemination of an Underlying. Any such actions could affect the value of an Underlying and the value of and the return on the Notes.

You will not have any ownership interest in the stocks included in an Underlying.

As a holder of the Notes, you will not have any ownership interest in the stocks held by an Underlying, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in an Underlying.

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The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Each Underlying is subject to risks associated with investments concentrated in a particular sector.

All or substantially all of the equity securities held by the XLK, the XLP and the XLV are issued by companies whose primary business is directly associated with the technology sector, the consumer staples sector and the healthcare sector, respectively. Each Underlying may therefore be subject to increased price volatility, as each is concentrated in a single specific industry or market sector, and each Underlying may be more susceptible to adverse economic, market, political or regulatory events affecting that particular industry or market sector. Therefore, the Notes are exposed to concentration risks relating to the industry and market sector reflected in each Underlying.

Risks associated with the technology sector.

The XLK invests in technology companies. Market or economic factors impacting technology companies and companies that rely heavily on technological advances could have a major effect on the value of the Fund’s investments. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel.

Risks associated with the consumer staples sector.

The XLP invests in consumer staples companies, which are subject to government regulation affecting their products which may negatively impact such companies’ performance. For instance, government regulations may affect the permissibility of using various food additives and production methods of companies that make food products, which could affect company profitability. Tobacco companies may be adversely affected by the adoption of proposed legislation and/or by litigation. Also, the success of food, beverage, household and personal product companies may be strongly affected by consumer interest, marketing campaigns and other factors affecting supply and demand, including performance of the overall domestic and global economy, interest rates, competition and consumer confidence and spending.

Risks associated with the health care sector.

All or substantially all of the securities held by the XLV are issued by companies whose primary line of business is directly associated with the health care sector. Companies in the health care sector are subject to extensive government regulation and their profitability can be significantly affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure (including price discounting), limited product lines and an increased emphasis on the delivery of health care through outpatient services. Companies in the health care sector are heavily dependent on obtaining and defending patents, which may be time consuming and costly, and the expiration of patents may also adversely affect the profitability of these companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. In addition, their products can become

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obsolete due to industry innovation, changes in technologies or other market developments. Many new products in the health care sector require significant research and development and may be subject to regulatory approvals, all of which may be time consuming and costly with no guarantee that any product will come to market. These factors could affect the health care sector and could affect the value of the securities held by the XLV and the value of the XLV during the term of the Notes, which may adversely affect the value of your Notes.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Official Closing Price of an Underlying on any Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or the return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of any Underlying. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

▶ Principal Amount:	$1,000
▶ Hypothetical Initial Value	$100.00*
▶ Hypothetical Call Threshold	$100.00 (100.00% of the Initial Value)
▶ Hypothetical Barrier Value:	$59.00 (59.00% of the Initial Value)
▶ Hypothetical Coupon Trigger:	$65.00 (65.00% of the Initial Value)
▶ Hypothetical Contingent Coupon Rate:	$5.00% per annum (1.25% for each quarter in which it is payable). The actual Contingent Coupon Rate will be determined on the Pricing Date. If the Official Closing Price of each Underlying on every Observation Date is greater than or equal to its Coupon Trigger, the Contingent Coupon paid over the term of the Notes would total $123.375 per $1,000 Principal Amount of the Notes.

* The hypothetical Initial Value of $100.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying will be determined on the Pricing Date and set forth in the final pricing supplement to which this free writing prospectus relates.

Summary of the Examples

	Notes Are Called on a Call Observation Date	Notes Are Not Called on Any Call Observation Date
	Example 1	Example 2	Example 3	Example 4
Initial Value of each Underlying	$100.00	$100.00	$100.00	$100.00
Call Threshold of each Underlying	$100.00	$100.00	$100.00	$100.00
Barrier Value of each Underlying	$59.00	$59.00	$59.00	$59.00
Coupon Trigger of each Underlying	$65.00	$65.00	$65.00	$65.00
Official Closing Price / Percentage Change of the Least Performing Underlying on the
First Observation Date	$68.25 / -31.75%	$69.55 / -30.45%	$54.00 / -46.00%	$61.20/ -38.80%
Second Observation Date	$120.00 / 20.00%	$68.25 / -31.75%	$48.00 / -52.00%	$54.00 / -46.00%
Third Observation Date to the last Observation Date immediately prior to the Final Valuation Date	N/A	Various below 65.00 / -35.00%	Various below 65.00 / -35.00%	Various below 65.00 / -35.00%
Final Valuation Date	N/A	$66.95 / -33.05%	$42.00 / -58.00%	64.50 / -35.50%
Contingent Coupon Payment Amounts Prior to Maturity or Call	1 x $12.50 = $12.50	2 x $12.50 = $25.00	0 x $12.50 = $0.00	0 x $12.50 = $0.00
Payment if Notes are Called	$1,012.50	N/A	N/A	N/A
Payment at Maturity	N/A	$1,012.50	$1,000 + ($1,000 x -58.00%) = $420.00	$1,000.00
Return of the Notes	2.50%	3.75%	-58.00%	0.00%

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Example 1—The Official Closing Price of each Underlying on the second Observation Date is greater than or equal to its Call Threshold and each Underlying closed at or above its Coupon Trigger (but below its Call Threshold) on the first Observation Date prior to the Notes being called.

Underlying	Initial Value	Official Closing Price
XLK	$100.00	$125.00 (125.00% of Initial Value)
XLP	$100.00	$120.00 (120.00% of Initial Value)
XLV	$100.00	$129.00 (129.00% of Initial Value)

.

Payment Upon a Call:	$1,012.50

Because the Official Closing Price of each Underlying on the second Observation Date is at or above its Call Threshold, the Notes will be called and you will receive $1,012.50 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the Contingent Coupon payment of $12.50 received in respect of the first Observation Date, we will have paid you a total of $1,025.00 per Note, resulting in a 2.50% return on the Notes. No extra payment will be made on account of each Underlying closing above its respective Initial Value.

Example 2— The Notes are not called, the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value, and each Underlying closed at or above its Coupon Trigger (but below its Call Threshold) on two Observation Dates prior to the Final Valuation Date.

Underlying	Initial Value	Final Value
XLK	$100.00	$115.00 (115.00% of Initial Value)
XLP	$100.00	$66.95 (66.95% of Initial Value)
XLV	$100.00	$110.00 (110.00% of Initial Value)

XLP is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-33.05%
Payment at Maturity:	$1,012.50

Because the Final Value of the Least Performing Underlying is greater than or equal to its Coupon Trigger, and you will receive $1,012.50 per Note, reflecting the Principal Amount plus the final Contingent Coupon.

When added to the Contingent Coupon payments of $25.00 received in respect of the previous Observation Dates, we will have paid you a total of $1,037.50 per Note, resulting in a 3.75% return on the Notes.

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Example 3—The Notes are not called, the Final Value of the Least Performing Underlying is less than its Barrier Value, and the Underlyings did not all close at or above their respective Coupon Triggers on any of the Observation Dates prior to maturity.

Underlying	Initial Value	Final Value
XLK	100.00	$110.00 (110.00% of Initial Value)
XLP	100.00	$42.00 (42.00% of Initial Value)
XLV	100.00	$105.00 (105.00% of Initial Value)

XLP is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-58.00%
Payment at Maturity:	$420.00

Because the Final Value of the Least Performing Underlying is less than its Barrier Value, you will receive $420.00 per $1,000 Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + ($1,000 x -58.00%) = $420.00

Because there was no Contingent Coupon payable in respect of the prior Observation Dates, we will pay you a total of $420.00, resulting in a -58.00% return on the Notes.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will be exposed to any decrease in the value of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

Example 4—The Notes are not called, the Final Value of the Least Performing Underlying is less than its Coupon Barrier but greater than the Barrier Value, and the Underlyings did not all close at or above their respective Coupon Triggers on any of the Observation Dates prior to maturity.

Underlying	Initial Value	Final Value
XLK	100.00	$110.00 (110.00% of Initial Value)
XLP	100.00	$64.50 (64.50%of Initial Value)
XLV	100.00	$105.00 (105.00% of Initial Value)

XLP is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-35.50%
Payment at Maturity:	$1,000.00

Because the Final Value of the Least Performing Underlying is less the Coupon Trigger but greater than its Barrier Value, you will receive $1,000.00.

Because there was no Contingent Coupon payable in respect of the prior Observation Dates, we will pay you a total of $1,000.00, resulting in a 0% return on the Notes.

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DESCRIPTION OF THE REFERENCE ASSET

Description of the Technology Select Sector SPDR® Fund (the “XLK”)

The Select Sector SPDR® Trust is a registered investment company that consists of eleven separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the XLK. Each Select Sector SPDR® Fund is an Index Fund that invests in a particular sector or group of industries represented by a specified Select Sector Index (together, the “Select Sector Indices”). The companies included in each Select Sector Index are selected on the basis of the Global Industry Classification Standard from a universe of companies defined by the S&P 500® Index (the “SPX”). The Select Sector Indices upon which the Select Sector SPDR® Funds are based, together, comprise all of the companies in the SPX. Additional information about how each of the Select Sector Indices is determined and calculated can be found in the section “The Financial Select Sector SPDR® Fund” beginning on page S-12 of the ETF Underlying Supplement, and is applicable to the XLK, except as discussed in this section.

Information provided to or filed with the SEC by the Select Sector SPDR® Trust pursuant to the Securities Act, and the Investment Company Act, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov.

The Technology Select Sector SPDR® Fund trades on the NYSE under the ticker symbol “XLK.”

The XLK seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Technology Select Sector Index. The Technology Select Sector Index measures the performance of the technology sector of the U.S. equity market. The Technology Select Sector Index is composed of companies whose primary line of business is directly associated with the technology sector. The returns of the XLK may be affected by certain management fees and other expenses, which are detailed in its prospectus.

The Technology Select Sector Index includes companies from the following industries: technology hardware, storage, and peripherals; software; communications equipment; semiconductors and semiconductor equipment; IT services; and electronic equipment, instruments and components. As of January 31, 2020, the Technology Select Sector Index is one of eleven Select Sector Indexes developed and maintained in accordance with the following criteria: (1) each of the component securities in the index is a constituent company of the S&P 500® Index; and (2) the index is calculated by SPDJI based on methodology proprietary to the SPDJI and BofA Merrill Lynch Research using a “modified market capitalization” methodology, which means that modifications may be made to the market capitalization weights of single stock concentrations in order to conform to the requirements of the Internal Revenue Code of 1986, as amended. As of June 30, 2020, the index was composed of 71 stocks.

Historical Performance of the XLK

The following graph sets forth the historical performance of the XLK based on the daily historical closing values from August 14, 2010 through August 14, 2020. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the XLX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the XLK on any Observation Date, including the Final Valuation Date.

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Description of the Consumer Staples Select Sector SPDR® Fund (“XLP”)

The Consumer Staples Select SECTOR SPDR® Fund (the “XLP”) is an investment portfolio managed by SSgA Funds Management, Inc. (“SSFM”), the investment adviser to the XLP. The XLP is an exchange-traded fund that trades on the NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “XLP.”

The Select Sector SPDR® Trust is a registered investment company that consists of ten separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the XLP. Each Select Sector SPDR® Fund is an Index Fund that invests in a particular sector or group of industries represented by a specified Select Sector Index (together, the “Select Sector Indices”). The companies included in each Select Sector Index are selected on the basis of the Global Industry Classification Standard from a universe of companies defined by the S&P 500® Index (the “SPX”). The Select Sector Indices upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the SPX.

Information provided to or filed with the SEC by the Select Sector SPDR® Trust pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov.

Investment Objective

The XLP seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the consumer staples sector, as represented by the Consumer Staples Select Sector Index (the “IXR”). The IXR measures the performance of the health care sector of the U.S. equity market and includes companies in the following industries: food and staples, beverages, food products, tobacco, household products and personal products. The returns of the XLP may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Investment Strategy — Replication

The XLP pursues the indexing strategy of “replication” in attempting to approximate the performance of IXR. The XLP will generally invest in substantially all of the equity securities included in the IXR in approximately the same proportions as the IXR. There may, however, be instances where SSFM may choose to overweight another stock in the IXR, purchase securities not included in the IXR that SSFM believes are appropriate to substitute for a security included in the IXV or utilize various combinations of other available investment techniques in seeking to track accurately the IXR. The XLP will normally invest at least 95% of its total assets in common stocks that comprise the IXR. The XLP may invest its remaining assets in money market instruments (including repurchase contracts). Options and futures contracts (and convertible securities and structured notes) may be used by the XLP in seeking performance that corresponds to the IXR and managing cash flows. SSFM anticipates that, under normal circumstances, it may take several business days for additions and deletions to the SPX to be reflected in the portfolio composition of the XLP. The Board of Trustees of the Select Sector SPDR® Trust may change the XLP’s investment strategy and other policies without shareholder approval.

Correlation

The IXR is a theoretical financial calculation, while the XLP is an actual investment portfolio. The performance of the XLP and the IXR will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The XLP, using a replication strategy, can be expected to have a lesser tracking error than a fund using representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in a tracking index.

Description of the Consumer Staples Select Sector Index

The IXR is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the SPX and are involved in the consumer staples industry. The IXR is one of the nine Select Sector sub-indices of the SPX, each of which we refer to as a “Select Sector Index.”

The Index is also sponsored and compiled by S&P DJI. S&P DJI determines the composition of the Index and relative weightings of the securities in the Index based on the Index methodology (as the “Index Compilation Agent”). S&P DJI also publishes information regarding the market value of the Index (as the “Index Provider”). S&P DJI is not affiliated with the Fund or the Adviser. The composition and weighting of the stocks included in the IXR will likely differ from the composition and weighting of stocks included in any similar Select Sector Index that is published and disseminated by S&P. S&P’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the SPX which is determined, composed and calculated by S&P without regard to the Index Compilation Agent.

Construction and Maintenance

The IXR is developed and maintained in accordance with the following criteria:

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o	Each of the component stocks in the IXR (the “Component Stocks”) is a constituent company of the SPX.

o	Each stock in the SPX is allocated to one and only one of the Select Sector Indices.

o	The Index Compilation Agent assigns each constituent stock of the SPX to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns a particular company’s stock to the IXR on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in the IXR. S&P has sole control over the removal of stocks from the SPX and the selection of replacement stocks to be added to the SPX. However, S&P plays only a consulting role in the assignment of the SPX constituent stocks to the IXR, that assignment being the sole responsibility of the Index Compilation Agent.

o	The IXR is calculated by the Index Calculation Agent using a modified “market capitalization” methodology. This design ensures that each of the Component Stocks within the IXR is represented in a proportion consistent with its percentage with respect to the total market capitalization of the Underlying Index. Under certain conditions, however, the number of shares of a Component Stock within the IXR may be adjusted to conform to Internal Revenue Code requirements.

o	The IXR is calculated using the same methodology utilized by S&P in calculating the SPX, using a base-weighted aggregate methodology. The daily calculation of the IXR is computed by dividing the total market value of the companies in the IXR by a number called the index divisor.

o	The IXR is weighted based on the market capitalization of each of the Component Stocks, subject to the following asset diversification requirements: (i) the market capitalization-based weighted value of any single Component Stock measured on the last day of a calendar quarter may not exceed 24% of the total value of the IXR; and (ii) with respect to 50% of the total value of the IXR, the market capitalization-based weighted value of the Component Stocks must be diversified so that no single Component Stock measured on the last day of a calendar quarter represents more than 4.99% of the total value of the Underlying Index.

o	Rebalancing the IXR to meet the asset diversification requirements will be the responsibility of the Index Calculation Agent. If shortly prior to the last business day of any calendar quarter (a “Quarterly Qualification Date”), a Component Stock (or two or more Component Stocks) approaches the maximum allowable value limits set forth above (the “Asset Diversification Limits”), the percentage that such Component Stock (or Component Stocks) represents in the IXR will be reduced and the market capitalization based weighted value of such Component Stock (or Component Stocks) will be redistributed across the Component Stocks that do not closely approach the Asset Diversification Limits in accordance with the following methodology: First, each Component Stock that exceeds 24% of the total value of the IXR will be reduced to 23% of the total value of the IXR and the aggregate amount by which all Component Stocks exceed 24% will be redistributed equally across the remaining Component Stocks that represent less than 23% of the total value of the IXR. If as a result of this redistribution, another Component Stock then exceeds 24%, the redistribution will be repeated as necessary. Second, with respect to the 50% of the value of the IXR accounted for by the lowest weighted Component Stocks, each Component Stock that exceeds 4.8% of the total value of the IXR will be reduced to 4.6% and the aggregate amount by which all Component Stocks exceed 4.8% will be distributed equally across all remaining Component Stocks that represent less than 4.6% of the total value of the IXR. If as a result of this redistribution another Component Stock that did not previously exceed 4.8% of the IXR value then exceeds 4.8%, the redistribution will be repeated as necessary until at least 50% of the value of the IXR is accounted for by Component Stocks representing no more than 4.8% of the total value of the IXV. If necessary, this reallocation process may take place more than once prior to a Quarterly Qualification Date.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies the Index Calculation Agent that a Component Stock’s Select Sector Index assignment should be changed, the Index Calculation Agent will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently. Component Stocks removed from and added to the SPX will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the SPX insofar as practicable.

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The following graph sets forth the historical performance of the XLP based on the daily historical closing values from August 14, 2010 through August 14, 2020. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the XLP should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the XLP on any Observation Date, including the Final Valuation Date.

FWP-21

Description of the Health Care Select Sector SPDR® Fund (“XLV”)

XLV seeks to provide investment results that correspond generally to the price and yield performance, before expenses, of the S&P® Health Care Select Sector Index. The S&P® Health Care Select Sector Index measures the performance of the health care sector of the S&P 500 Index. The S&P® Health Care Select Sector Index includes companies from the following industries: pharmaceuticals, health care equipment and supplies, health care providers and services, biotechnology, life sciences tools and services, and health care technology. The shares of the XLV are listed and trade on the NYSE Arca under the ticker symbol “XLV.”

For more information about the XLV, see “Health Care Select Sector SPDR® Fund” beginning on page S-14 of the accompanying ETF Underlying Supplement.

The graph below illustrates the daily performance of the XLV from August 14, 2010 through August 14, 2020 based on information from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical prices of the XLV should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the XLV on any Call Observation Date, including the Final Valuation Date.

FWP-22

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of an Underlying, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Value will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.50% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

FWP-23

We will not attempt to ascertain whether the Underlyings or any of the entities whose stock is owned by the Underlyings would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the Underlyings or one or more of the entities whose stock is owned by the Underlyings were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlyings and the entities whose stock is owned by the Underlyings and consult your tax advisor regarding the possible consequences to you if an Underlying or one or more of the entities whose stock is owned by the Underlyings is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$

Autocallable Contingent Income

Barrier Notes Linked to the Least

Performing of the Technology

Select Sector SPDR® Fund, the

Consumer Staples Select Sector

SPDR® Fund and the Health Care

Select Sector SPDR® Fund

August 17, 2020

Free Writing Prospectus

Free Writing Prospectus
General	FWP-7
Payment on the Notes	FWP-8
Investor Suitability	FWP-9
Risk Factors	FWP-10
Illustrative Examples	FWP-15
Description of the Reference Asset	FWP-18
Events of Default and Acceleration	FWP-23
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-23
U.S. Federal Income Tax Considerations	FWP-23

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-9
The Energy Select Sector SPDR® Fund	S-10
The Financial Select Sector SPDR® Fund	S-12
The Health Care Select Sector SPDR® Fund	S-14
The iShares® China Large-Cap ETF	S-16
The iShares® Latin America 40 ETF	S-19
The iShares® MSCI Brazil Capped ETF	S-21
The iShares® MSCI EAFE ETF	S-24
The iShares® MSCI Emerging Markets ETF	S-26
The iShares® MSCI Mexico Capped ETF	S-28
The iShares® Transportation Average ETF	S-30
The iShares® U.S. Real Estate ETF	S-31
The Market Vectors® Gold Miners ETF	S-32
The Powershares QQQ TrustSM, Series 1	S-34
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-37
The SPDR® S&P 500® ETF Trust	S-39
The Vanguard® FTSE Emerging Markets ETF	S-41
The WisdomTree® Japan Hedged Equity Fund	S-44
Additional Terms of the Notes	S-47

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58